Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-105511) pertaining to the Verizon Savings and Security Plan for Mid-Atlantic Associates of our report dated June 1, 2004, with respect to the financial statements of the Verizon Savings and Security Plan for Mid-Atlantic Associates included in this Annual Report (Form 11-K) as of December 31, 2003 and 2002 and for the year ended December 31, 2003.

/s/ MITCHELL & TITUS, LLP

New York, New York

June 21, 2004